Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-34940

PROSPECTUS

                             SMARTSERV ONLINE, INC.

                        1,986,138 SHARES OF COMMON STOCK

         o The selling stockholders are offering to sell 1,986,138 shares of common stock of which 1,258,208 shares are issuable upon exercise of warrants.

         o We will not receive any proceeds from the offering of common stock.

         o Our common stock is traded and quoted on the Nasdaq National Market (NMS) under the symbol "SSOL". On July 11, 2002, the last reported bid price of our common stock was $0.97 and the last reported asked price was $1.01.

The address and telephone number of SmartServ's principal executive offices are:

                                One Station Place
                               Stamford, CT 06902
                                 (203) 353-5950

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ------------------------------

                  The date of this Prospectus is July 26, 2002

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Risk Factors...................................................................3
Special Information About Forward Looking Statements...........................7
The Company....................................................................7
Use of Proceeds................................................................7
Selling Stockholders...........................................................8
Plan of Distribution..........................................................10
Indemnification for Securities Act Liabilities................................11
Where You Can Find More Information About Us..................................13
Legal Matters.................................................................14
Experts.......................................................................14

YOU  SHOULD  READ  THE  ENTIRE  PROSPECTUS  AND ANY  DOCUMENTS  INCORPORATED  BY
REFERENCE CAREFULLY BEFORE PURCHASING SMARTSERV COMMON STOCK. IN THIS PROSPECTUS, "SMARTSERV," "WE," "US" AND "OUR" REFER TO THE BUSINESS THAT IS OWNED AND CONDUCTED BY SMARTSERV ONLINE, INC. AND ITS SUBSIDIARIES AND NOT TO THE SELLING STOCKHOLDERS.

                                  RISK FACTORS

BEFORE YOU BUY SHARES OF OUR COMMON STOCK, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS ASSOCIATED WITH THE PURCHASE OF OUR COMMON STOCK. YOU SHOULD
CONSIDER CAREFULLY THESE RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION IN THIS PROSPECTUS AND ALL DOCUMENTS INCORPORATED BY REFERENCE, BEFORE YOU DECIDE TO PURCHASE SHARES OF OUR COMMON STOCK. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT. YOU SHOULD ALSO REFER TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, INCLUDING THE DOCUMENTS WE INCORPORATE BY REFERENCE UNDER "WHERE YOU CAN FIND MORE INFORMATION ABOUT US".

         WE HAVE A HISTORY OF LOSSES AND IF WE DO NOT ACHIEVE PROFITABILITY WE MAY NOT BE ABLE TO CONTINUE OUR BUSINESS

         Although we had net income of $2,937,591 for the six month transition period ended December 31, 2000, we incurred net losses of $4,109,347 for the three months ended March 31, 2002, $14,819,860 for the year ended December 31, 2001, $30,993,559 for the year ended June 30, 2000, $7,124,126 for the year ended June 30, 1999, $5,040,009 for the year ended June 30, 1998, $4,434,482 for the year ended June 30, 1997 and $2,966,287 for the year ended June 30, 1996. Included in the June 30, 2000 amount was a non-cash charge for stock-based compensation of $30,271,024. On March 31, 2002, we had an accumulated deficit of $68,931,181. Losses have resulted principally from costs incurred in connection with activities aimed at developing our software, information and transactional services and from costs associated with our marketing and administrative activities. We have incurred substantial expenses and commitments and continue to have negative cash flows from operations. These losses raise substantial doubt as to our ability to continue as a going concern. In January, 2002 we engaged investment bankers to assist us with the sale of equity to private investors which led to the sale of equity securities to two investors. The funds received pursuant to this transaction, however, will not support our operations for an extended period of time. We can give no assurance that we will be able to raise additional capital on satisfactory terms. Additionally, we can give no assurance that we will be able to develop revenues sufficient to support our operations.

         WE MAY BE DELISTED FROM THE NASDAQ NATIONAL MARKET, WHICH COULD ADVERSELY AFFECT THE LIQUIDITY AND VOLATILITY OF OUR COMMON STOCK

         We have received notification from Nasdaq that we no longer meet the listing requirements for Nasdaq National Market. While we are trying to maintain our listing, we cannot guarantee that we will be successful in doing so. Delisting from the Nasdaq National Market would require us to move our common stock to either the Nasdaq SmallCap Market or the OTC Bulletin Board. The move to either of those markets could decrease the liquidity and volume of our common stock and reduce the number of market makers willing to trade in our stock, making it more likely that wide fluctuations in the quoted price of our common stock would occur. As a result, there is a risk that stockholders will not be able to obtain accurate price quotes or be able to correctly assess the market price of our stock. Increases in the volatility could also make it more difficult to pledge the common stock as collateral, if stockholders sought to do so, because a lender might also be unable to accurately value the common stock.

         WE DEPEND ON A SMALL NUMBER OF CUSTOMERS, AND THE LOSS OF ANY ONE CUSTOMER COULD ADVERSELY AFFECT OUR OPERATING RESULTS

         Currently, substantially all of our revenues are generated through our licensing arrangements with a small number of customers. Our results from operations will depend upon numerous factors including the introduction and market acceptance of new services, establishing alliances with strategic marketing partners, competition and the regulatory environment. We anticipate that our results from operations for the immediate future will continue to depend to a significant extent upon revenues from a small number of customers. In order to increase our revenues, we will need to attract and retain additional customers. Our failure to obtain a sufficient number of additional customers would adversely affect our results of operations.

         OUR BUSINESS DEPENDS UPON STRATEGIC MARKETING PARTNERSHIPS WHICH MAY NOT MATERIALIZE

         We intend to sell our products and services primarily by entering into non-exclusive agreements with strategic marketing partners who would brand our information and transaction services with their own private label, promote the product offering and then provide our information and e-commerce services to their clients. Our success will depend on:

            o our ability to enter into agreements with strategic marketing partners;

            o  the ultimate success of these strategic marketing partners; and

            o the ability of the strategic marketing partners to successfully market our services.

         Our failure to successfully effectuate our strategic alliance strategy or the failure of the strategic marketing partners to develop and sustain a market for our services would have a material adverse affect on our overall performance.

         Although we view strategic marketing alliances as a major factor in the successful commercialization of our services, there can be no assurance that the strategic marketing partners would view an alliance with us as significant to their businesses and any potential benefits from these arrangements may not materialize.

         THE MARKET FOR OUR BUSINESS IS IN A DEVELOPMENT STAGE AND MAY NOT ACHIEVE THE GROWTH WE EXPECT

         Online information and transactional services, as well as the convergence of wireless and Internet technologies, are developing markets. Our future growth and profitability will depend, in part, upon consumer acceptance of online information and transactional services in general and a significant expansion in the consumer market for the delivery of such services via wireless telephones, personal digital assistants and personal computers. Even if these markets experience substantial growth, there can be no assurance that our products and services will be commercially successful or will benefit from such growth. Further, even if initially successful, any continued development and expansion of the market for our products and services will depend in part upon our ability to create and develop additional products and adjust existing products in accordance with changing consumer preferences, all at competitive prices. Our failure to develop new products and generate revenues could have a material adverse effect on our financial condition and operating results.

         WE COMPETE AGAINST LARGER, WELL KNOWN COMPANIES WITH GREATER RESOURCES

         The market for Web and wireless based information and transactional services is highly competitive and involves rapid innovation and technological change, shifting consumer preferences and frequent new product and service introductions. Most of our competitors and potential competitors have substantially greater financial, marketing and technical resources than we have. Increased competition in the market for our products and services could limit our ability to expand and materially and adversely affect our results from operations.

         The principal competitive factors in both the Internet-based and wireless services industry include content, product features and quality, ease of use, access to distribution channels, brand recognition, reliability and price. We believe that potential new competitors, including large multimedia and information system companies, are increasing their focus on transaction processing. We face competition from numerous services delivered through the Internet to personal computers. Although in its infancy, the wireless arena also has its competitors, such as Semotus Solutions, Inc., I3 Mobile, Inc., Aether Systems, Inc., 724 Solutions, Inc. and Everypath. We expect competition to increase from existing competitors and from new competitors, including telecommunications companies.

         The information content provided through our software and communication architecture is generally purchased through non-exclusive distribution agreements. While we are not dependent on any single content provider, existing and potential competitors may enter into agreements with these and other such providers and thereby acquire the ability to deliver online information and transactional services substantially similar to those provided by us.

         WE ARE HIGHLY DEPENDENT ON OUR EXECUTIVE OFFICERS AND SEVERAL TECHNICAL EMPLOYEES, THE LOSS OF ANY OF WHOM COULD HAVE AN ADVERSE IMPACT ON OUR FUTURE OPERATIONS

         We believe that, due to the rapid pace of innovation within our industry, factors such as the technological and creative skills of our personnel are more important in establishing and maintaining a leadership position within the industry than legal protections of our technology. We are dependent on our ability to recruit, retain and motivate high quality personnel. However, competition for such personnel is intense and the inability to attract and retain additional qualified employees or the loss of current key employees could materially and adversely affect our business, operating results and financial condition. We maintain and are the sole beneficiary of a key-person life insurance policy on the life of (1) Mr. Sebastian E. Cassetta, our Chief Executive Officer, in the amount of $1,000,000 and (2) Mr. Mario F. Rossi, our Executive Vice President of Technology, in the amount of $500,000. The loss of the services of either Mr. Cassetta or Mr. Rossi would have a material adverse effect upon our business, financial condition and results of operations.

         PROVISIONS IN OUR CHARTER MAY MAKE IT MORE DIFFICULT FOR A PERSON TO ACQUIRE US AT A PREMIUM TO OUR CURRENT MARKET VALUE

         Our charter restricts the ability of our stockholders to call a stockholders' meeting and provides that our stockholders may not act by written consent. Additionally, our Board of Directors is divided into three classes with each class being elected by our stockholders in different years. Our charter restricts the ability of our stockholders to change the number of directors and classes of our board of directors. These provisions may have the effect of deterring or delaying certain transactions involving an actual or potential change in control of SmartServ, including transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices, and may limit the ability of our stockholders to approve transactions that they may deem to be in their best interests.

         YOUR OWNERSHIP INTEREST, VOTING POWER AND THE MARKET PRICE OF OUR COMMON STOCK MAY DECREASE BECAUSE WE HAVE ISSUED, AND MAY CONTINUE TO ISSUE, A SUBSTANTIAL NUMBER OF SECURITIES CONVERTIBLE OR EXERCISABLE INTO OUR COMMON STOCK

         We have issued common stock, options and warrants to purchase our common stock, and in the future we may issue additional shares of common stock, options, warrants, preferred stock or other securities exercisable for or convertible into our common stock. At June 30, 2002, there were $392,000 of our prepaid warrants outstanding that were then convertible into 490,000 shares of our common stock. Additionally, we have issued warrants to investors and consultants and granted options to employees for the purchase of 5,417,200 shares of our common stock. Except for 1,731,684 shares subject to stock options, substantially all of such shares have been registered for resale under the Securities Act. Additional shares are available for sale under Rule 144 of the Securities Act. Sales of these shares or the market's perception that these sales could occur may cause the market price of our common stock to fall and may make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate or to use equity securities as consideration for future acquisitions. In January, 2002, we engaged investment bankers to assist us with the sale of equity to private investors which led to the sale of securities to two investors. We continue to seek additional investors. If additional sales of equity are effected, as to which there can be no assurance, your ownership interest and voting power in SmartServ will be further diluted.

         WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS

         We have designed and developed our own "device agnostic" information and transaction platform, made up of our patent-pending "W2W MiddlewareTM" and our content and processing engines. This platform is comprised of the "W2W MiddlewareTM", based on Windows NT operating system and the authorization, quote, news and transaction engines, based on Hewlett-Packard Company's Unix operating system and Oracle's Corp.'s version 9i parallel server database. Although we intend to protect our rights vigorously, there can be no assurance that any of the measures to protect our proprietary rights will be successful. In an effort to protect our proprietary rights, we rely upon a combination of contract provisions, patents, trademarks, and copyright and trade secret laws. We license the use of our products and services to our customers and partners under agreements that contain terms and conditions prohibiting the unauthorized reproduction of our products and services. We seek to protect the source code of our application software and communications architecture as a trade secret and as an unpublished copyrighted work.

         We believe that our registered marks "SmartServ Online" and "SmartServ" have significant value and are important to the marketing of our services. There can be no absolute assurance, however, that our marks do not or will not violate the proprietary rights of others, that our marks would be upheld if challenged or that we would not be prevented from using our marks, any of which could have an adverse effect on us. In addition, there can be no assurance that we will have the financial resources necessary to enforce or defend our marks. We believe that our software, products, services, service marks and other proprietary rights do not infringe on the proprietary rights of third parties. However, there can be no assurance that third parties will not assert infringement claims against us with respect to current features, content or services or that any such assertion may not require us to enter into royalty arrangements or result in litigation.

         WE ARE INVOLVED IN SEVERAL PENDING LEGAL PROCEEDINGS WHICH, IF RESOLVED AGAINST US, COULD CAUSE DILUTION TO OUR STOCKHOLDERS AND HAVE A MATERIAL NEGATIVE IMPACT ON OUR OPERATIONS

         From time to time we have been, and expect to continue to be, a party to legal proceedings and claims in the ordinary course of our business. Our ongoing legal proceedings with Michael Fishman and Commonwealth Associates, L.P. are described in the "Legal Proceedings" section of our 10-KSB for the year ended December 31, 2001, which is incorporated by reference into this document (See the section entitled "Where You Can Find More Information About Us" on page
13). While we expect to contest these matters vigorously, litigation is inherently uncertain and an adverse judgment on any of these claims could cause dilution to our stockholders, as well as harm to our business. Even if not meritorious, any of these current and future matters could require the expenditure of significant financial and managerial resources.

              SPECIAL INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

         Some of the statements in this prospectus or in the documents we incorporate by reference are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under "Risk Factors." The words "believe," "expect," "anticipate," "intend" and "plan" and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements or publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect future events or developments.

                                   THE COMPANY

         SmartServ provides Web and wireless applications and infrastructure that allow financial institutions, network service providers and other businesses to deliver content and transaction-intensive services to their work forces and customers - in real time and via virtually any wired or wireless device. SmartServ's products include a transaction processing engine, capable of routing high-volume transactions to multiple destinations; proprietary W2W MiddlewareTM that ensures content and applications are optimized for the full array of present and future devices; and a suite of applications designed so businesses and their customers can exploit the merits of wireless data exchange and transactional capability.

                                 USE OF PROCEEDS

         Each selling stockholder is selling all of the shares covered by this prospectus for his, her or its own account. Accordingly, we will not receive any proceeds from the resale of the shares. We will, however, receive $8,551,600 if all of the warrants for the underlying shares of common stock being registered are exercised. We expect to use these proceeds, if any, for general corporate purposes.

                              SELLING STOCKHOLDERS

         The following table sets forth the names of the selling stockholders, the number of shares of common stock beneficially owned by the selling stockholders as of July 11, 2002, the number of shares of common stock being offered by the selling stockholders, the number of shares of common stock each selling stockholder will beneficially own if the stockholder sells all of the shares being registered and the selling stockholder's percentage ownership of SmartServ common stock if all the shares in the offering are sold. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately under this prospectus. All information with respect to share ownership has been furnished by the selling stockholders. Because the selling stockholders may sell all or part of their shares, no estimates can be given as to the number of shares of common stock that will be held by the selling stockholders upon termination of any offering made hereby.

         The shares being offered for resale by the selling stockholders consist of shares of common stock issued in private placements in January and May 2000, shares of common stock held by certain financial consultants and shares of common stock underlying warrants to purchase common stock. Other than Claudio
Guazzoni being a former director of SmartServ, consulting arrangements with Bruno Guazzoni, Ehrenkrantz King Nussbaum, Inc., Michael Kramer, Lindquist Global Advisors, LLC, and Steven Rosner, an investment advisory relationship with America First Associates Corp. (of which Joseph A. Genzardi and Joseph R. Ricupero are principals) and The Zanett Securities Corporation (of which Claudio Guazzoni, Samuel Millbank and David M. McCarthy are principals), a contractual license arrangement with Data Transmission Network Inc. (one of whose former officers, Charles R. Wood, is one of our directors) and that Charles R. Klotz is a former director of SmartServ and designee of TecCapital, Ltd. and Mario F. Rossi is Executive Vice President, Chief Technology Officer and a director of SmartServ, none of the selling stockholders have and, within the past three years have not had, any position, office or other material relationship with us or any of our predecessors or affiliates.


                                            Shares of Common                      Beneficial       Percent of Class
                                                 Stock           Shares of      Ownership After       Owned After
                                             Beneficially      Common Stock     Offering If All     Offering if All
          Selling Stockholders                   Owned          to be Sold      Shares Are Sold     Shares Are Sold
-----------------------------------         ----------------   ------------     ---------------    ----------------
Data Transmission Network Corp. (1)            174,900             174,900                 0               *

Steven B. Rosner                               473,533             208,000           265,533               3.8%

Joseph A. Genzardi                               5,000               5,000                 0               *

Joseph R. Ricupero                               5,000               5,000                 0               *

America First Associates Corp. (2)               3,140               3,140                 0               *

Bruno Guazzoni (3)                             353,918             960,463                 0               *

Claudio Guazzoni                                65,280              65,280                 0               *

Samuel Millbank                                  2,718               2,718                 0               *

David M. McCarthy                                5,347               5,347                 0               *


                                      -8-


                                            Shares of Common                      Beneficial       Percent of Class
                                                 Stock           Shares of      Ownership After       Owned After
                                             Beneficially      Common Stock     Offering If All     Offering if All
          Selling Stockholders                   Owned          to be Sold      Shares Are Sold     Shares Are Sold
-----------------------------------         ----------------   ------------     ---------------    ----------------
Zanett Lombardier, Ltd.                         21,260              21,260                 0               *

TecCapital, Ltd.(4)                            303,030             303,030                 0               *

Ira Abbott                                       2,000               2,000                 0               *

CLFS Equities(5)                                 2,000               2,000                 0               *

Henry Snow                                      52,000              52,000                 0               *

John and Anna Albanese                           8,000               8,000                 0               *

Marvin and Susan Numeroff                        8,000               8,000                 0               *

Goldie Grief                                     6,000               6,000                 0               *

H.P. Hiranandani                                 4,000               4,000                 0               *

Gail Markiewicz                                  4,000               4,000                 0               *

Edward G. Brown                                  2,000               2,000                 0               *

Andrew and Susan Carter                          2,000               2,000                 0               *

John and Donna Franco                            2,000               2,000                 0               *

Arthur George Frost                              2,000               2,000                 0               *

S.W. Ghali, MD                                   2,000               2,000                 0               *

Ernest Gottdiener                                2,000               2,000                 0               *

Michael Miller                                   2,000               2,000                 0               *

Frank and Diane Mills                            2,000               2,000                 0               *

Anthony Pirrera                                  2,000               2,000                 0               *

Plushbottom & Peabody, Ltd.(6)                   2,000               2,000                 0               *

Mark I. Silverman                                2,000               2,000                 0               *

Maceo K. Sloan                                   2,000               2,000                 0               *

H. Diehl Suss                                    2,000               2,000                 0               *

Ervin Tansky                                     2,000               2,000                 0               *


                                      -9-


                                            Shares of Common                      Beneficial       Percent of Class
                                                 Stock           Shares of      Ownership After       Owned After
                                             Beneficially      Common Stock     Offering If All     Offering if All
          Selling Stockholders                   Owned          to be Sold      Shares Are Sold     Shares Are Sold
-----------------------------------         ----------------   ------------     ---------------    ----------------
Stephen and Anndra Martinelli                    1,000               1,000                 0               *

Evelyn, Lori and Lisa Martinelli                 1,000               1,000                 0               *

Michael Kramer                                  16,000              16,000                 0               *

Lindquist Global Advisors, LLC(7)               50,000              50,000                 0               *

Mario F. Rossi                                 343,830              50,000           293,830               4.2%

Total                                        1,938,956           1,986,138           559,363               7.9%


----------

*        Less than 1%.
1. We have been advised by Data Transmission Network, Corp. that Brian L. Larson, Senior Vice President and Chief Financial Officer, is the person who directs the investments of Data Transmission Network, Corp.
2. We have been advised by America First Associates Corp. that its controlling stockholders are Joseph A. Genzardi and Joseph Ricupero.
3. Although he owns warrants to purchase 960,463 shares of common stock, Mr. Guazzoni agreed not to exercise his warrants to the extent that he would beneficially own more than 4.99% of our common stock. Mr. Guazzoni may waive this restriction on 61 days notice.
4. David R. Barclay and Frederick H. Barclay have sole voting and investment power with respect to the shares of SmartServ being resold for the account of TecCapital, Ltd.
5. Cynthia Farber, Debra Lustig and Shelly Sapkin have shared voting and investment power with respect to the shares of SmartServ being resold for the account of CLFS Equities.
6. Samuel Weiss has sole voting and investment power with respect to the shares of SmartServ being resold for the account of Plushbottom and Peabody, Ltd.
7. Anders Lindquist has sole voting and investment power with respect to the shares of SmartServ being resold for the account of Lindquist Global Advisors, LLC.

                              PLAN OF DISTRIBUTION

         The shares may be sold or distributed from time to time by the selling stockholders or by pledgees, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

            o ordinary brokers transactions, which may include long or short sales,
            o  transactions  involving cross or block trades or otherwise on the
               OTC  Bulletin   Board,
            o purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus,

            o "at the market" to or through market makers or into an existing market for the common stock,
            o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,
            o through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or
            o any combination of the foregoing, or by any other legally available means.

         In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

         Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling stockholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act of 1933. Neither SmartServ nor the selling stockholders can presently estimate the amount of such compensation. SmartServ knows of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

         SmartServ will not receive any proceeds from the sale of the shares pursuant to this prospectus. SmartServ has agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $30,000.

         SmartServ has informed the selling stockholders that while they are engaged in a distribution of the shares included in this prospectus they are required to comply with certain anti-manipulative rules contained in Regulation M under the Securities Exchange Act of 1934. With certain exceptions, Regulation M precludes the selling stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered by this prospectus.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 102(b)(7) of the Delaware General Corporate Law ("DGCL") enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to a corporation or its stockholders for violations of the director's fiduciary duty, except:

            o for any breach of a director's duty of loyalty to the corporation or its stockholders,
            o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

            o pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or
            o for any transaction from which a director derived an improper personal benefit.

         The Amended and Restated Certificate of Incorporation of SmartServ provides for the elimination of the liability of directors to the extent permitted by the DGCL.

         Section 145 of the DGCL provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorney's fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by the corporation only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. SmartServ's By-Laws entitle officers and directors of SmartServ to indemnification to the fullest extent permitted by the DGCL.

         SmartServ has agreed to indemnify each of its directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. In addition, SmartServ maintains an insurance policy with respect to potential liabilities of its directors and officers, including potential liabilities under the Securities Act of 1933.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of SmartServ pursuant to the provisions described above, or otherwise, SmartServ has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by SmartServ of expenses incurred or paid by a director, officer or controlling person of SmartServ in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, SmartServ will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's Website at "http://www.sec.gov."

         We have filed with the SEC amendment no. 1 on Form S-3 to our post-effective amendment no. 1 to the registration statement on Form SB-2 to register shares of our common stock. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all the information included in the registration statement. For further information with respect to us or our common stock, you may refer to the registration statement and to the exhibits filed as part of that registration statement. You can review and copy the registration statement and its exhibits at the public reference facilities maintained by the SEC as described above. The registration statement, including its exhibits, is also available on the SEC's web site.

         This prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update or supersede this information. We incorporate by reference the documents listed below and any future filing we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

            o Quarterly Report on Form 10-QSB for the quarter ended March 31, 2002 filed with the SEC on May 17, 2002
            o Amended Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2001 filed with the SEC on April 30, 2002
            o Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001 filed with the SEC on April 16, 2002
            o The description of SmartServ's common stock contained in Post-Effective Amendment No. 1 to the Registration Statement on Form SB-2 (333-34940) filed with the SEC on January 31, 2002

         You may request a copy of these filings, at no cost, by writing to us at our executive offices at One Station Place, Stamford, CT 06902, Attention:
Thomas W. Haller, or by calling us at (203) 353-5950.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered in this prospectus has been passed upon for us by Jenkens & Gilchrist Parker Chapin LLP, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174. Its telephone number is (212) 704-6000.

                                     EXPERTS

         The consolidated financial statements of SmartServ Online, Inc. appearing in SmartServ Online, Inc.'s Annual Report (Form 10-KSB) for the year ended December 31, 2001 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contain an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the consolidated financial statements) included therein and incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

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--------------------------------          ---------------------------------





                                               SMARTSERV ONLINE, INC.


                                                1,986,138 SHARES OF
                                                   COMMON STOCK


     WE  HAVE  NOT  AUTHORIZED
ANY DEALER, SALESPERSON OR ANY
OTHER   PERSON   TO  GIVE  ANY
INFORMATION  OR  TO  REPRESENT
ANYTHING NOT CONTAINED IN THIS
PROSPECTUS.  YOU MUST NOT RELY
ON      ANY       UNAUTHORIZED
INFORMATION.  THIS  PROSPECTUS
DOES NOT  OFFER TO SELL OR BUY
ANY SHARES IN ANY JURISDICTION
WHERE  IT  IS  UNLAWFUL.   THE
INFORMATION IN THIS PROSPECTUS
IS  CURRENT  AS  OF  JULY  11,
2002.

       _________________                        _________________

                                                   PROSPECTUS
       _________________                        _________________






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